United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

February 13, 2014
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513
(Address of principal executive offices)	(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operation and Financial Condition.

NEWARK, N.Y. – February 13, 2014 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income from continuing operations of $0.2 million on revenue of $20.2 million for the quarter ended December 31, 2013.  For the fourth quarter of 2012, the company reported operating income from continuing operations of $2.4 million on revenue of $29.3 million.

Revenue was $20.2 million, compared to $29.3 million for the fourth quarter of 2012, a 31% decline.     Battery & Energy Products sales were $15.9 million, compared to $18.8 million last year, a 16% decline, reflecting last year’s fulfillment of a large order to an allied country’s department of defense and the slowdown in the government and defense order rate for rechargeable and non-rechargeable batteries.  Communications Systems sales were $4.3 million, compared to $10.4 million for the same period last year, a decrease of $6.1 million.  Prior year Communications Systems’ sales benefited from the fulfillment of several large orders for amplifiers from international defense customers.

Gross profit was $5.6 million, or 27.7% of revenue, compared to $9.5 million, or 32.3% of revenue, for the same quarter a year ago, a decrease of 460 basis points, primarily attributable to a lower mix of Communication Systems sales.  Battery & Energy Products’ gross margin was 26.1%, compared to 27.0% last year, a 90 basis point decrease reflecting lower sales volume and a less favorable product mix.   Communications Systems’ gross margin was 33.5%, compared to 41.9% last year, a decrease of 840 basis points also reflecting the impact of lower sales volume on production and the product mix.

Operating expenses declined $1.7 million, or 24%, to $5.4 million, compared to $7.1 million a year ago, primarily due to reductions in general and administrative expense and continued focus on controlling discretionary spending.  As a percent of revenue, operating expenses were 26.6%, compared to 24.3% a year ago.

Operating profit was $0.2 million, compared to $2.4 million for the same period in 2012, reflecting lower gross profit offset by operating expense reductions. Operating margin was 1.1%, compared to 8.0% for the year-earlier period.

Net income from continuing operations was $0.1 million, or $0.01 per share, compared to net income of $2.1 million, or $0.12 per share, for the fourth quarter of 2012.

For 2014, management expects mid-single digit organic revenue growth, despite continued constraints on global government spending.  Based on this outlook for revenue growth and the improvements made to the business model in 2013, management expects to increase operating profit for the year and generate a mid-single digit operating margin.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01	Financial Statements, Pro Forma Financials and Exhibits.

(a)	Exhibits

99.1 Press Release of Ultralife Corporation dated February 13, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2014		ULTRALIFE CORPORATION

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated February 13, 2014